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                                                                  EXHIBIT 10.12
                                1995 RESTATEMENT
             INCENTIVE COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES OF
                      EKCO GROUP, INC. AND ITS SUBSIDIARIES
                  AS AMENDED AND IN EFFECT AS OF JULY 29, 1997

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1.       Purpose.

The Compensation Committee has determined it appropriate and desirable to amend and restate the Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and its Subsidiaries (the "Plan"). The purpose of the Plan continues to be to attract and to retain highly qualified executive employees, to obtain from each the best possible performance, and to underscore the importance to them of achieving particular business objectives established for Ekco Group, Inc. and its operating units for both the short and long term.

2.       Definitions.

For the purposes of the Plan, the following terms shall have the following meanings. Terms related to the finances of the Corporation shall be defined by reference to the consolidated financial statements of the Corporation as reported periodically to the Securities and Exchange Commission, adjusted to omit the effects of extraordinary items, discontinued operations, changes in accounting and to reflect such other adjustments as are deemed appropriate by the Committee.

         2.1 Average Invested Capital. In any year the Average Invested Capital is the sum of stockholders' equity in the Corporation plus interest-bearing debt determined on average by referring to these amounts at the last day of the preceding year and at the end of each calendar quarter in the current year.

         2.2 Awards. The Awards which are awarded under this Plan: Annual Incentive Compensation Awards (Bonus or Bonuses) and Long Term Incentive Awards (Stock Options and Restricted Stock).

         2.3 Base Compensation. Base Compensation is the annual base salary amount payable to an Executive in any calendar year.

         2.4      Board of Directors. The Board of Directors of the Corporation.

         2.5 Closing Date. The date on which an Executive pays any price required to purchase Shares under a Restricted Stock Purchase Plan of the Corporation and as of which date the Shares are issued by the Corporation.

         2.6 Committee. The Compensation Committee of the Board of Directors or any successor thereto.

         2.7 Common Stock or Stock or Shares. The Common Stock of the Corporation or such other Stock into which the Common Stock may be changed as a result of splits, recapitalizations, reclassifications and the like. Whenever necessary to determine the price of Shares, the closing price on the principal exchange on which the Shares are traded will be used, unless a different definition is required under the terms of any Stock Option or Restricted Stock Purchase Plan under which the shares are issued.

         2.8 Corporation. Ekco Group, Inc. or Ekco Group, Inc. and its subsidiaries, as the context requires.


(Rev. 07-29-97)

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         2.9      Employee. An individual who is on the active salaried payroll of the Corporation or a subsidiary of the Corporation at any time during the period for which an Award is made.

         2.10 Executive / Senior Executive Employee / Other Executive Employee. The term "Executives" includes both Senior Executive Employees and Other Executive Employees. When named for participation in the Plan, an Executive will be designated in the Appendix as a Senior Executive Employee or as an Other Executive Employee.

         2.11 Operating Budget. The operating budget as approved by the Board of Directors.

         2.12 Pre-Tax Operating Profit. Consolidated Operating Profit (revenues less cost of goods sold and selling, general and administrative expenses) but before interest expense, amortization of goodwill and income taxes.

         2.13 Return On Capital. The percentage determined by dividing the Pre-Tax Operating Profit for a fiscal year by the Average Invested Capital for the same year.

         2.14 Target Return On Capital. The Return On Capital which the Committee has determined appropriate for the fiscal year and as referenced in the Appendix.

         2.15 Target Bonus Amount. The bonus potential established for the Executives by the Committee.

3.       Effective Dates.

This Restated Plan will become effective as of January 1, 1995. This Restated Plan has been amended and restated effective July 29, 1997.

4.       Eligibility to Participate.

         4.1 Each year, the Committee shall designate the Executives whose Base Compensation and Awards will be determined under this Plan.

         4.2 At the sole discretion of the Committee, Awards may be made to Executives who retired or whose employment terminated after the beginning of the period for which an Award is made, or to the designee or estate of an Executive who died during such period.

         4.3 The Executives named to participate in the Plan Employees are listed in the Appendix. Changes in participation will be reflected by additions to the Appendix.

5.       Determination of Base Compensation.

         5.1 The Committee will determine the Base Compensation under the Plan for each Executive upon the recommendation of the Chief Executive Officer when he deems adjustment to Base Compensation to be appropriate, and such amount shall in no event be less than provided for in any employment contract with the Executive. The Chief Executive Officer will determine the Base Compensation of any Other Executive Employee who does not have an employment contract.

         5.2 The Base Compensation amounts for the Executives who currently participate in the Plan are listed in the Appendix. Future changes in Base Compensation will be similarly scheduled.

         5.3 Beginning in 1997 the Executive may decide whether any percentage up to 20% of his Base Compensation will be paid under the payment choices in Section 6.5 below.

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6.       Annual Incentive Compensation Awards (Bonuses).

         6.1 As of the last day of each calendar year, Executives will be allocated Awards in accordance with the terms of this Paragraph 6.

         6.2      Awards, if any, will be determined as follows:

                  (a) Prior to the start of each year the Committee will determine a Target Bonus Amount for each Executive. Target Bonus Amounts for Executives who participate in the Plan for 1997 are shown in the Appendix and future changes will be similarly scheduled.

                  (b) A maximum of sixty percent (60%) of the Target Bonus Amount for each Executive shall be payable as follows: If the Budgeted Profit is fully achieved, then the full sixty percent (60%) of the Target Bonus Amount for each Executive will be payable. For every variance of 5% above or below Budgeted Profit, payment will be increased or decreased, as the case may be, by one-third of this portion of the Target Bonus Amount, with no upper limit in the bonus to be earned from achievement of actual profit in excess of Budgeted Profit and no Target Bonus Amount to be payable at eighty five percent (85%) or less of Budgeted Profit.

                  (c) Provided that actual achieved profit exceeds eighty five percent (85%) of Budgeted Profit, a maximum of forty percent (40%) of the Target Bonus may be allocated to eligible Executives by the Committee in its discretion taking into account individual efforts (whether made singularly or as part of a group) as follows: Up to a maximum of twenty percent (20%) from the successful accomplishment of goals and objectives specific to the individual Executive as approved by the Executive's supervisor and the Chief Executive Officer, and up to a maximum of twenty percent (20%) to be discretionary with the review and approval of the Chief Executive Officer.

         6.4 Beginning in 1997 the Executive may decide whether any percentage up to one hundred percent (100%) of his Bonus will be paid under the payment choices in Section 6.5 below.

         6.5 As provided in Sections 6.4 and 6.5 with respect to years beginning with 1997, increases of up to a maximum of twenty percent (20%) of the Executive's Base Compensation and one hundred percent (100%) of Bonuses, if any, will be paid under either of the payment choices listed below or a combination of the two of them.

                  (a)      All or a portion in taxable cash.

                  (b) All or a portion in not currently taxable deferred compensation, pursuant to an Executive election under which payment is deferred until a specific date or time, and pursuant to which the Corporation agrees to invest in one or more accounts which bear interest at market rates and scheduled in the Appendix.

7. Long Term Incentive Awards (Restricted Stock)--for 1995 Through July 28, 1997 Only.

         7.1 For the period beginning January 1, 1995 through July 28, 1997, effective as of the date when an Executive is named for participation in this Restated Plan or at such other dates as the Committee determines appropriate, the Committee will grant Shares of Stock to the Executive attributable to a performance cycle which it designates. The first such performance cycle under this Restated Plan is the 5-year period from 1995 through 1999. There will be no performance cycles for any year after 1999.

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         7.2      Restricted Shares are to be issued (pro rata to Executives)
                  first under the terms of the 1984 Restricted Stock Plan of Ekco Group, Inc. until all of that plan's authorized Shares have been issued. Thereafter, they shall be issued in the Committee's discretion under the terms of the 1985 Restricted Stock Plan of Ekco Group, Inc. until all of that plan's authorized Shares have been issued.

         7.3 Each Executive's grant will be apportioned into a number of blocks equal to the number of years in the performance cycle (e.g. 5 blocks in the case of the Executives named to participate in the Plan as of January 1, 1995 for the 5 year performance cycle from 1995 through 1999). For purposes of this Plan, each block will be designated with the name of one of the years in the performance cycle (e.g. 1995 block, 1996 block, 1997 block, 1998 block and 1999 block). The grants for each Executive are to be scheduled in the Appendix.

         7.4 The lapsing of restrictions with respect to the Shares purchased by Executive pursuant to the Restricted Stock Purchase Plan will be determined under whichever of the following rules is most favorable to the Executive:

                  (a) Restrictions will lapse in the event of the occurrence of any of the following accelerated lapsing events provided for in the Restricted Stock Purchase Plan pursuant to which the Shares are issued: disability, death or change of control.

                  (b) Restrictions will lapse as to all the Shares in a block if the Executive is employed for at least ten years following the Closing Date for the Shares in the block.

                           EXAMPLE: An Executive is awarded the right to purchase 10,000 shares at the price required by the 1984 and 1985 Restricted Stock Plans of Ekco Group, Inc. and the shares are allocated to performance blocks for the years 1995 through 1999. On January 30, 1995 he completes the purchase of the restricted Shares in all performance blocks, so January 30, 1995 is designated as the Closing Date for the Shares. He remains employed until January 30, 2005. Restrictions lapse on all Shares in all blocks at that time.

                  (c) If the Target Return on Capital is attained for the year for which the block is designated, the restrictions will lapse as to 20% of the Shares in the block for each full year of employment following the later of (A) January 1 of the year designated for the block or (B) the Closing Date for the Shares in the block.

                           EXAMPLE: Assume that the Closing Date for Shares in all blocks is February 1, 1995. If the Target Return On Capital is attained in 1995 and not attained in 1996 and if Executive voluntarily terminates employment on February 1, 1997, restrictions will have lapsed as to 40% of the 1995 block; the remainder of the 1995 block and the 1996 through 1999 blocks will remain restricted subject to the Committee's right not to repurchase such shares pursuant to the Restricted Stock Purchase Plan.

                  (d) A block of Shares which would have lapsed under the 20% per year rule in Section 7.4(c) but did not so qualify (because Target Return On Capital was not attained) will retroactively qualify for that 20% lapse rate whenever the amount in (X) is equal to or

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                           greater than the amount in (Y) where (X) is the
                           cumulative total of actual Pre-Tax Operating Profits for the designated year for the block and each following year and (Y) is the cumulative total of Pre-Tax Operating Profits which would have been earned if Target Returns on Capital had been achieved for the designated year for the block and each following year.

                           Example: Assume that the Closing Date for Shares in all blocks is February 1, 1995. If Target Returns on Capital are not achieved in 1995 and 1996 but cumulative Pre-Tax Operating Profits in 1995 through 1997 equal or exceed the total Target Returns on Capital for those 3 years, the 1995 through 1997 blocks qualify for the lapsing of restrictions at the 20% per year rate.

                           At December 31, 1997 restrictions would have lapsed as to 40% of the 1995 and 1996 blocks and as to 20% of the 1997 block. At February 1, 1998, restrictions would lapse with respect to an additional 20% of the 1995 block. Regardless of post 1997 Returns on Capital, restrictions would continue to lapse at the rate of 20% per year for Shares in the 1995 through 1997 blocks.


8.       Long Term Incentive Awards (Stock Options).

         8.1 For 1995 and 1996, effective as of the date when an Executive is named for participation in this Restated Plan, or at such other dates as the Committee determines appropriate, the Committee will designate a target amount of Stock Options to be granted to him as of the first trading day of each year in the performance cycle referenced in Section 7.1. The target number of Option grants for 1995 and 1996 is scheduled in the Appendix.

         8.2 For 1995 and 1996, the Executive will be granted the target number of Stock Options at the first day of each year in the performance cycle and the exercise price for an Option will be the Stock price at the date of grant. Stock Options expire if not exercised within ten years and one month of grant.

         8.3 For 1997, the Executive will be granted fifty percent (50%) of the target number of Stock Options specified for 1996 at the first day of 1997 and the exercise price for an Option will be the Stock price at the date of grant. Stock Options expire if not exercised within ten years and one month of grant. The target number of Option grants for 1997 is scheduled in the Appendix.

         8.4 Beginning in 1998, Stock Options will be awarded, if at all, pursuant to the recommendation of the Chief Executive Officer as approved by the Committee.

         8.5 Stock Options will be granted under the terms of the Ekco Group, Inc. 1987 Stock Option Plan.

         8.6 Stock Options will be immediately exercisable but will be subject to a right of the Corporation to repurchase any acquired Shares for the price paid at exercise if employment terminates before the Corporation's right expires. The Corporation's right to repurchase Shares at exercise price lapses at the rate of 33 1/3% for each full year of employment following an Option award, (with full lapse of the right in the event of disability (as defined), death or a change of control (as defined) to

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                  the extent permitted by the Agreement pursuant to which Stock
                  Options are granted under the Stock Option Plan).

9.       Accelerated Payment for Change of Control or Other Events.

         9.1 Unpaid Annual Incentive Compensation amounts shall be immediately payable, notwithstanding anything to the contrary in the Plan, in the event of a change of control as defined in the Executive's employment contract or other agreement, or if there is no such contract or agreement in effect for the Executive as defined in the 1985 Ekco Group, Inc. Restricted Stock Plan.

         9.2 In the event of a change of control (as defined under the terms of the Stock Option Agreement or Restricted Stock Plan under which Stock Options or Shares have been issued hereunder) Stock Options shall be fully exercisable and restrictions will lapse on Restricted Stock to the extent therein provided.

10.      Amendment and Interpretation of the Plan.

         10.1 The Committee shall have the right to amend this Restated Plan from time to time or to repeal it entirely or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that no amendment of this Restated Plan shall operate to annul, without the consent of the Executive, any Award already made, or an Award which is earnable in the current fiscal year, which has as a component the achievement of a goal or goals any of which has at the time of the attempted amendment or termination already been attained.

         10.2 The decision of the Committee with respect to any questions arising in connection with the administration or interpretation of this Restated Plan shall be final, conclusive and binding. In the event of a conflict between the terms and conditions of the Executive's employment agreement and this Restated Plan the provision of such employment agreement shall control and this Restated Plan shall not be interpreted so as to contravene any provision of such employment agreement.

         10.3 In making a decision with respect to eligibility for Plan participation, the amounts of Awards, and other matters the Committee may take into account the recommendations of the Chief Executive Officer (for all Executives other than himself) although the decisions of the Committee will be final. The Committee delegates authority to the Chief Executive Officer to determine the base salaries and amounts of Awards for any Executive named to participate in this Restated Plan who is not a Senior Executive.

11.      Miscellaneous.

         11.1 When an Award is made in cash or in Common Stock, the Corporation shall cause the cash to be paid or the certificates for the Common Stock to be delivered to the individual to whom the Award is made at the time or times specified by the Committee or, if no time or times is specified, as soon as practicable after the Award is made.

         11.2 When circumstances are deemed justifiable by the Committee, it may, upon agreement with the Employee or the Employee's estate or designee, authorize an immediate lump sum payment in cancellation of all or any part of any outstanding deferred Award, authorize a change in the number of installments in which a deferred Award is to be paid or authorize a change in the time of payment of any unpaid installments. Any such lump sum payments shall be equal to the amount of the unpaid installments canceled plus any amounts attributable to accrued interest or declared and unpaid dividends.

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         11.3     All expenses and costs in connection with the operation of the
                  Plan shall be borne by the Corporation.

         11.4 All Awards under the Plan are subject to withholding, when applicable, for federal, state and local taxes. Executives are solely responsible for tax obligations and the Corporation is not responsible if a taxing authority disagrees with the effectiveness of a deferral election or the tax treatment associated with receipt of an equity form of compensation.

         11.5 For purposes of any other benefit plan which provides benefits with reference to "Compensation" or "Base Compensation" and to the extent permitted by the Internal Revenue Code or, when relevant, any insurer underwriting risk under the employee benefit plan, an Executive whose Compensation or Base Compensation is paid partly in the form of deferred cash (or in the form of Stock Options or Restricted Stock for 1995 and/or 1996) will still be treated as if he received all Base Compensation or Compensation in cash and on a non-deferred basis.

         11.6 In the event of any Stock dividends, split-ups, recapitalizations, reclassifications or the like, or in the event of any offer to holders of Common Stock generally relating to the acquisition of all or any part of their Shares, the Committee shall make such adjustments as it deems to be equitable in the number of Shares of Common Stock covered by any outstanding deferred Awards or in the terms of payment of any deferred Common Stock Awards, such actions not to be inconsistent with the terms of any Restricted Stock Purchase Plan or Stock Option Agreement under which Restricted Stock or Stock Options were issued.

         11.7 Nothing contained in this Restated Plan shall prohibit the Corporation or any of its subsidiaries from granting special performance or recognition Awards, under such conditions, and in such form and manner as they see fit, to Executives for meritorious service of any nature. In addition, nothing contained in this Restated Plan shall prohibit the Corporation or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to Employees, provided, however, that a Senior Executive Employee who receives an Award under this Restated Plan for a fiscal year shall not be entitled to receive an Award for such fiscal year under any such plan without the approval of the Committee.

         11.8 Whenever this Restated Plan calls for issuance of Awards in the form of Stock Options or Restricted Shares, such Options or Shares shall be issued exclusively under the terms of the following shareholder-approved plans of the Corporation: the Ekco Group, Inc. 1987 Stock Option Plan, the 1984 Restricted Stock Plan of Ekco Group, Inc., or the 1985 Restricted Stock Plan of Ekco Group, Inc. and Awards shall be limited to Shares authorized for issuance thereunder.

                                               Compensation Committee
                                               Ekco Group, Inc.


                                               /s/ Avram J. Goldberg
                                               -----------------------
                                               Avram J. Goldberg


                                               /s/ Stuart B. Ross
                                               -----------------------
                                               Stuart B. Ross


                                               /s/ Bill W. Sorenson
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                                               Bill W. Sorenson


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